Exhibit 23(i)
Opinion and Consent of Counsel

June 10, 2008

Transamerica Funds
570 Carillon Parkway
St. Petersburg, Florida 33716

Re:	Transamerica Funds (formerly, Transamerica IDEX Mutual Funds) Offering of Shares of Beneficial Interest Post-Effective Amendment No. 91 File Nos.: 033-02659 and 811-04556
Gentlemen:
     In my capacity as Vice President, General Counsel and Secretary, I have acted as counsel for Transamerica Funds (the “Fund”) and have reviewed the Registration Statement under the Securities Act of 1933 on Form N-1A, and amendments thereto, with respect to the offer and shares of beneficial interest, no par value, of the above-referenced Fund.
     I have examined the Fund’s Amended and Restated Declaration of Trust and Bylaws, as amended; the proceedings of its Board of Trustees relating to the authorization, issuance, and proposed sale of the shares; and such other records and documents as I deemed relevant. Based upon such examination, it is my opinion that upon the issuance and sale of the shares of beneficial interest of the Fund in the manner contemplated by the aforesaid Registration Statement, as amended, such shares were validly issued, fully paid and nonassessable outstanding shares of beneficial interest of the Fund.

Very truly yours,
/s/ Dennis P. Gallagher
Dennis P. Gallagher, Esq.
Vice President, General Counsel and Secretary